Exhibit 99.9

Dear Colleague:

By now I’m sure you have read Ed Cohen’s e-mail informing you of Atlas Energy, Inc.’s agreement to sell many of its assets, especially those related to its partnership syndication business, to Atlas Energy’s affiliate, Atlas Pipeline Holdings, L.P. Our Marcellus and Michigan operations will stay with Atlas Energy, which will be acquired by Chevron.

You are receiving this email because you will be joining me and other senior managers at Atlas Pipeline Holdings, L.P when the transaction closes, presently anticipated to be in the first half of next year. As Ed Cohen wrote, in his capacity as Chairman of both Atlas Pipeline Holdings and Atlas Energy, the corporate culture at Atlas Pipeline Holdings should be indistinguishable from that to which you’re accustomed. Your actual job and benefits should not be noticeably different — except to the extent that we are always trying to make things better.

To make this all clear, and to discuss the transaction further and what it means to you, I invite you to attend one of the following informational meetings today. If you can’t make one of the scheduled meetings in person, please call into the conference call number corresponding to each location.

IMPORTANT SAFETY NOTICE: We must all recognize that an announcement like today’s can be very distracting. I ask that each supervisor evaluate whether it’s possible to have a work stoppage today. For those activities that must continue uninterrupted, I ask that you all make a special effort to concentrate on your tasks and work safely.

Sincerely,

Robin Harris

Director, Human Resources